Lightpath 8-K/A

Exhibit 99.1
LightPath Technologies, Inc. Announces Equity Raise of
$1.117 Million of Additional Capital

For Immediate Release

(April 9, 2010) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, announced that it has raised gross proceeds of approximately $1.117 million through the sale of common stock priced at 100% of the 5-day average closing bid price prior to closing and warrants exercisable at 110% of the closing bid price on the day prior to closing, for only 10% of the shares issued in the financing. The financing was led by billionaire investor Carl Berg and a few private investors.

Investors received 507,730 shares of common stock priced at $2.20 and warrants for the future purchase of up to 50,776 shares of the Company’s common stock, at an exercise price of $2.48.  The warrants are exercisable for a period of five years beginning on October 8,2010. Garden State Securities, Inc. FINRA member, acted as exclusive placement agent for the offering.

LightPath, a leader in optics for laser based applications, will use the net proceeds from the offering for working capital to promote continued growth of the business with new product development and equipment acquisition and development, including proprietary lens press equipment.

The shares purchased in this private placement and the shares issuable upon exercise of the warrants have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. LightPath has agreed to cause the shares issued in the private placement and the shares issuable upon exercise of the warrants to be registered for resale with the Securities and Exchange Commission. This release does not constitute an offer to sell securities.

Jim Gaynor, President & CEO of LightPath, said, “LightPath Technologies is excited to be able to take advantage of this opportunity to raise this capital on very favorable terms for the company, with several long time investors including Carl Berg  whose continued support and confidence is sincerely appreciated. This capital will allow LightPath to accelerate its growth as we continue to execute our strategy of expanding our markets and addressing high volume applications, particularly in the Industrial Laser Tool and Telecom markets. In support of our continued success in these markets this capital will allow LightPath to effectively double its unit volume capacity through the addition of new press stations. We will also be able to add additional scientific test equipment to support other new lens products that are currently under development. We continue to be optimistic that our future results will confirm the confidence in our prospects that this investment demonstrates.”

.About LightPath: LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

Contacts:	Jim Gaynor, President & CEO or Dorothy Cipolla, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com
Email: inv_rel@lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.